Exhibit 5.1

Leonard, Street and Deinard Professional Association
150 South Fifth Street
Suite 2300
Minneapolis, MN 55402

August 4, 2004

Stephen M. Quinlivan
(612) 335-7076
stephen.quinlivan@leonard.com

Computer Network Technology Corporation
6000 Nathan Lane North
Minneapolis, MN 55442

Re:	Computer Network Technology Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Computer Network Technology Corporation, a Minnesota corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”), with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the shares of the Company’s common stock, par value $0.01 per share, registered pursuant to the Registration Statement (the “Shares”). The Company will issue the Shares pursuant to that certain Purchase Agreement, dated June 24, 2002, among, the Company, Greg Scorziello, Paul John Foskett, and Owen George Smith (the “Purchase Agreement”). The Shares are to be offered and sold by certain selling shareholders of the Company.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the Purchase Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery of such documents by the parties to such documents, and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

We are admitted to the bar in the State of Minnesota, and do not express any opinion as to the laws of any jurisdiction other than the laws of the State of Minnesota and the federal laws of the United States of America.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth above, we are of the opinion that the Shares have been duly authorized by the Company and when duly issued, paid for and delivered in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

LEONARD STREET AND DEINARD
PROFESSIONAL ASSOCIATION

By:	/s/ Stephen M. Quinlivan

Stephen M. Quinlivan